Exhibit (a)(ix)

THE JAMES ADVANTAGE FUNDS

Amendment No. 13 to Agreement and Declaration of Trust

The undersigned Vice President of JAMES ADVANTAGE FUNDS (the “Trust”) hereby certifies that the following resolutions were adopted by the Board of Trustees of the Trust at a meeting held on February 22, 2017:

RESOLVED, that pursuant Section 7.3 of the Agreement and Declaration of Trust of JAMES ADVANTAGE FUNDS (the “Trust”), we hereby amend the first paragraph of Section 4.2 of the Agreement and Declaration of Trust to read as follows:

“Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees hereby establish and designate “JAMES SMALL CAP FUND,” “JAMES MARKET NEUTRAL FUND,” “JAMES EQUITY FUND,” “JAMES BALANCED: GOLDEN RAINBOW FUND,” “JAMES MID CAP FUND,” “JAMES LONG-SHORT FUND,” “JAMES MICRO CAP FUND,” and “JAMES AGGRESSIVE ALLOCATION FUND” Series of Shares. The James Balanced: Golden Rainbow Fund shall have three classes of shares, Retail Class shares, Institutional Class shares and Class T shares. The James Micro Cap Fund shall have one class of shares, Institutional Class shares. The James Aggressive Allocation Fund shall have one class of shares. The Shares of these Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series of Class at the time of establishing and designating the same) have the following relative rights and preferences:”

The above paragraph shall supercede and take the place of the existing first paragraph for Section 4.2 of the Agreement and Declaration of Trust.

The relative rights and preferences of the Series shall be those rights and preferences set forth in Section 4.2 of the Agreement and Declaration of Trust of the Trust.

This document shall have the status of an Amendment to said Agreement and Declaration of Trust.

Dated: February 22, 2017	/s/ Thomas L. Mangan
Thomas L. Mangan, Vice President